[BLACKWELL SANDERS PEPER MARTIN LLP LETTERHEAD]

September 20, 2006

Monmouth Real Estate Investment Corporation

Juniper Business Plaza

Suite 3-C

3499 Route 9 North

Freehold, New Jersey 07728

Re:	Monmouth Real Estate Investment Corporation

Dear Ladies and Gentlemen:

We are special legal counsel to Monmouth Real Estate Investment Corporation, a Maryland corporation (the “Company”), and have represented the Company in connection with the preparation and filing of its Registration Statement on Form S-3 (as amended, the “Registration Statement”) for the purposes of registering under the Securities Act of 1933, as amended (the “Securities Act”), shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and preferred stock (the “Preferred Stock” and together with the Common Stock, the “Capital Stock”). You have requested our opinion on certain federal income tax matters in connection with the registration of the Capital Stock pursuant to the Registration Statement. For the purposes of this Opinion Letter, the term “Subsidiary” means any corporation, limited partnership or limited liability company for which the Company owns fifty percent (50%) or more of the outstanding equity interests.

In rendering this opinion, we have reviewed (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation as filed with the Secretary of State of Maryland; (iii) the Company’s Bylaws, as amended; and (iv) the organizational documents of each Subsidiary, as amended.

For purposes of this Opinion, we have assumed that the Company was properly qualified as a “real estate investment trust” under the Internal Revenue Code of 1986, as amended (the “Code”) for the taxable years ending September 30, 1968 through 2005. Furthermore, with respect to matters of fact, in rendering this opinion we have relied upon the representations of fact set forth in a certificate of an officer of the Company (the “Officer’s Certificate”). Although we have not independently verified the truth, accuracy or completeness of the factual representations contained in the Officer’s Certificate and the underlying assumptions upon which they are based, to our knowledge no such factual matter stated therein is materially false or

Monmouth Real Estate Investment Corporation

September 20, 2006

misleading. When an opinion is stated to be “to our knowledge”, or other words of similar import appear, the language means only that we have no actual knowledge to the contrary and does not indicate or imply any investigation or inquiry, of the Company or others, on our part. For this purpose, “we” means only those attorneys within our firm who have done substantive work on this opinion who are Jason A. Reschly, Kirstin Pace Salzman or Greg S. Steinberg.

Based upon the foregoing, and the discussions in the Prospectus included in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” (which are incorporated herein by reference) we are of the opinion that: (1) to our knowledge, based on the Officer’s Certificate, for its taxable years ended September 30, 2002 through September 30, 2005, the Company has continuously been organized and has operated in conformity with the requirements for qualification as a “real estate investment trust” under the Code; (2) based on the Officer’s Certificate, the Company’s current and proposed organization and method of operation will permit it to continue to meet the requirements for taxation as a “real estate investment trust” under the Code for its September 30, 2006 taxable year and thereafter; and (3) the federal income tax discussion described in the Registration Statement under the caption “Material United States Federal Income Tax Consequences” is correct in all material respects and fairly summarizes in all material respects the federal income tax laws referred to therein.

We note, however, that the ability of the Company to qualify as a real estate investment trust for any year will depend upon future events, some of which are not within the Company’s control, and it is not possible to predict whether the facts set forth in the Registration Statement, the Officer’s Certificate and this letter will continue to be accurate in the future. In addition, our opinions are based on the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), cases or other relevant authority, and the status of the Company as a real estate investment trust for federal income tax purposes may be affected by changes in the Code, the Regulations and other relevant authority.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the captions “Material United States Federal Income Tax Consequences” and “Legal Matters” in the Prospectus included in the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blackwell Sanders Peper Martin LLP